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                                                           EXHIBIT 12

                                                 STATE STREET BOSTON CORPORATION

                                               RATIO OF EARNINGS TO FIXED CHARGES

                                           Nine Months
                                              Ended
                                           September 30,                       Year Ended December 31,
                                           -------------   --------------------------------------------------------------------
                                               1996          1995             1994          1993           1992          1991
                                             --------      --------         --------      --------       --------      --------
                                                                                  (Dollars in thousands)
(A) Excluding interest on deposits:
Earnings:
  Income before income taxes                 $330,910      $  370,242       $343,229      $292,523       $271,163      $241,167
  Fixed charges                               340,724         494,678        266,985       183,814        189,369       184,630
                                             --------      ----------       --------      --------       --------      --------
         Earnings as adjusted                $671,634      $  864,920       $610,214      $476,337       $460,532      $425,797
                                             ========      ==========       ========      ========       ========      ========
Income before income taxes:
  Pretax income from continuing
    operations as reported                   $329,345      $  366,490       $340,134      $291,091       $270,821      $241,130
  Share of pretax income(loss) of 50% owned
    subsidiaries not included in above          1,565           3,752          3,095         1,432            342            37
                                             --------      ----------       --------      --------       --------      --------
         Net income as adjusted              $330,910      $  370,242       $343,229      $292,523       $271,163      $241,167
                                             ========      ==========       ========      ========       ========      ========
Fixed charges:
  Interest on other borrowings               $323,435      $  482,613       $254,780      $170,176       $172,397      $167,714
  Interest on long-term debt including
     amortization of debt issue costs           9,366           8,525          8,625        10,022         13,324        13,238
Portion of rents representative of the
     interest factor in long term lease         7,923           3,540          3,580         3,616          3,648         3,678
                                             --------      ----------       --------      --------       --------      --------
         Fixed charges                       $340,724      $  494,678       $266,985      $183,814       $189,369      $184,630
                                             ========      ==========       ========      ========       ========      ========
Ratio of earnings to fixed charges               1.97x           1.75x          2.29x         2.59x          2.43x         2.31x
(B)Including interest on deposits:
Adjusted earnings from (A) above             $671,634      $  864,920       $610,214      $476,337       $460,532      $425,797
Add interest on deposits                      319,957         416,047        280,687       213,890        263,927       306,642
                                             --------      ----------       --------      --------       --------      --------
Earnings as adjusted                         $991,591      $1,280,967       $890,901      $690,227       $724,459      $732,439
                                             ========      ==========       ========      ========       ========      ========
Fixed Charges:
   Fixed charges from (A) above              $340,724      $  494,678       $266,985      $183,814       $189,369      $184,630
   Interest on deposits                       319,957         416,047        280,687       213,890        263,927       306,642
                                             --------      ----------       --------      --------       --------      --------
Adjusted fixed charges                       $660,681      $  910,725       $547,672      $397,704       $453,296      $491,272
                                             ========      ==========       ========      ========       ========      ========
Adjusted earnings to adjusted fixed
  charges                                        1.50x           1.41x          1.63x         1.74x          1.60x         1.49x
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